UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2017

SAEXPLORATION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)
001-35471 (Commission file number)
27-4867100 (IRS Employer Identification No.)
1160 Dairy Ashford Rd., Suite 160, Houston, Texas 77079 (Address of principal executive offices) (Zip Code)
(281) 258-4400 (Company’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14(d)-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2017, SAExploration, Inc. (the “Borrower”), a domestic subsidiary of SAExploration Holdings, Inc. (“Holdings”), entered into the First Amended and Restated Credit and Security Agreement (the “New Credit Agreement”), by and among the Borrower, Holdings, SAExploration Sub, Inc. (“SAE Sub”), SAExploration Seismic Services (US), LLC (“SAE Seismic”), and NES, LLC (together with Holdings, SAE Sub, and SAE Seismic, the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and Cantor Fitzgerald Securities, as agent (the “New Agent”). The New Credit Agreement amends and restates that certain Credit and Security Agreement, dated as of November 6, 2014, by and among the Borrower, the Guarantors and Wells Fargo Bank, National Association, as lender (the “Original Lender”) (as amended by that certain First Amendment to Credit and Security Agreement, dated as of June 29, 2016, the “Original Credit Agreement”).

The New Credit Agreement provides for up to $16.0 million in borrowings secured primarily by the Borrower’s North American assets, mainly accounts receivable and equipment, subject to certain exclusions and exceptions as set forth in the New Credit Agreement. The proceeds of the credit facility will primarily be used to fund the Borrower’s working capital needs for its operations and for general corporate purposes. After giving effect to the amendment and restatement of the Original Credit Agreement and the entry into the New Credit Agreement, there was an outstanding balance of $5.0 million on September 22, 2017, which included approximately $2.6 million of loans outstanding under the Original Credit Agreement. Additional borrowings under the credit facility are subject to Lenders’ sole discretion and must be in minimum increments of $1.0 million. Any increased amount approved by the Lenders will also be subject to the terms and conditions of the New Credit Agreement.

Borrowings made under the credit facility will bear interest at a rate of 10.25% per annum for the period from September 22, 2017 through and including March 22, 2018, 10.75% per annum for the period from March 23, 2018 through and including September 22, 2018 and 11.75% per annum for the period from September 23, 2018 and thereafter. The credit facility will mature on January 2, 2020 (subject to an earlier maturity date of September 14, 2018 if certain indebtedness remains outstanding at such time), unless terminated earlier.

The New Credit Agreement contains customary affirmative and negative covenants similar to those in the Original Credit Agreement, including, but not limited to, (i) commitments to maintain and deliver to the Lenders, as required, certain financial reports, records and other items, and (ii) restrictions, subject to certain exceptions under the New Credit Agreement, on the ability of the Borrower to incur indebtedness, create or incur liens, enter into fundamental changes to corporate structure or to the nature of the business of the Borrower, dispose of assets, permit a change in control, acquire non-permitted investments, enter into affiliate transactions or make distributions. The New Credit Agreement also contains representations, warranties, covenants and other terms and conditions, including relating to the payment of fees to the Lenders, which are customary for agreements of this type.

The New Credit Agreement also provides for customary events of default. If an event of default occurs and is continuing, then the Lenders may, among other options as described in the New Credit Agreement, declare the obligations of the Borrower to be due and payable immediately or declare the funding obligations of the Lenders terminated immediately, subject to the terms of that certain Amended and Restated Intercreditor Agreement, dated as of June 29, 2016 (the “Intercreditor Agreement”), by and among the Original Lender, Wilmington Savings Fund Society, FSB, Delaware Trust Company and the Additional Noteholder Agent (as defined in the Intercreditor Agreement).

The foregoing description of the New Credit Agreement, set forth in this Item 1.01, does not purport to be complete and is qualified in its entirety by reference to the text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The representations and warranties of the Borrower in the New Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the New Agent and the Lenders. The New Credit Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business or operational information about the Borrower and its affiliates. The representations and warranties made by the Borrower in the New Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
First Amended and Restated Credit and Security Agreement, dated as of September 22, 2017, among SAExploration, Inc., as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as Agent.

EXHIBIT INDEX

Exhibit No.	Description
10.1
First Amended and Restated Credit and Security Agreement, dated as of September 22, 2017, among SAExploration, Inc., as Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Cantor Fitzgerald Securities, as Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2017                              SAExploration Holdings, Inc.

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary